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                                                            Exhibit 4.3


                               AMENDMENT NO. 1 TO
                        VIPONT ROYALTY INCOME FUND, LTD.
                              AMENDED AND RESTATED
                        AGREEMENT OF LIMITED PARTNERSHIP

     This Amendment No. 1 to Vipont Royalty Income Fund, Ltd. Amended and Restated Agreement of Limited Partnership ("Amendment No. 1"), dated as of October 14, 1992, by and between Atrix Laboratories, Inc., a Delaware corporation ("Atrix" or the "General Partner"), and those persons admitted as limited partners (the "Limited Partners") pursuant to the Amended and Restated Agreement and the Prior Agreement, both as defined below. This Amendment No. 1 amends the Vipont Royalty Income Fund, Ltd. Amended and Restated Agreement of Limited Partnership dated as of June 20, 1990 (the "Amended and Restated Agreement"), as well as the Partnership Documents, as hereinafter defined.

    WHEREAS, Vipont Royalty Income Fund, Ltd. (the "Partnership") was formed as a limited partnership upon the filing of a Certificate of Limited Partnership dated August 5, 1987 in the office of the Secretary of State of the State of Colorado, pursuant to the terms of the Agreement of Limited Partnership of the Partnership, dated August 5, 1987 (the "Prior Agreement"); and

    WHEREAS, the Partnership and the General Partner entered into the Technology Transfer Agreement, the Research and Development Agreement, the Marketing Agreement and the Purchase Option Agreement, all dated as of an even date with the Prior Agreement (collectively and together with the Amended and Restated Agreement, referred to herein as the "Partnership Documents"), for the purpose of developing a biodegradable periodontal pocket treatment containing sanguinarine or other benzophenanthridine alkaloids; and

    WHEREAS, the funding provided by the Partnership to develop and test the Perio Product-Sanguinarine was exhausted prior to September 30, 1991 and since that date the General Partner has advanced funds to the Partnership to complete the Phase III Clinical Studies and to conduct a clarifying study; and

    WHEREAS, at a Special Meeting of the Limited Partners of the Partnership, duly called and held on October 14, 1992, the Limited Partners approved a proposal to authorize the General Partner to amend the Partnership Documents to permit the General Partner to share in certain royalties and proceeds from the sale of rights related to the Perio Product, as more fully described in the Proposal section of the Partnership's Special Meeting Proxy Statement dated August 31, 1992 (the "Proxy Statement").


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    NOW, THEREFORE, in consideration of the mutual promises and agreements made herein, the parties hereto, intending to be legally bound, hereby agree as follows:

    1.   DEFINITIONS.

         "Partnership Documents" means together, the Amended and Restated Agreement of Limited Partnership, Technology Transfer Agreement, Research and Development Agreement, Marketing Agreement, and the Purchase Option Agreement, all between Atrix Laboratories, Inc. and the Partnership.

         "Perio Product" means a biodegradable periodontal pocket treatment with or without an active agent.

         "Perio Product-Doxycycline" means the Perio Product with doxycycline.

         "Perio Product-Sanguinarine" means the Perio Product with sanguinarine or other benzophenanthridine alkaloids.

         "Proposal" shall mean the proposal submitted to the Limited Partners to amend the Partnership Documents to permit the Partnership and the General Partner to share in certain royalties and proceeds from the sale of rights related to the Perio Product.

         "Vehicle Control" means the Perio Product utilizing the biodegradable and biocompatible polymer without an active agent.

    2. AMENDMENTS TO THE AMENDED AND RESTATED AGREEMENT. The Amended and Restated Agreement is amended as follows:

         (a) Section 1.04 is amended in its entirety to read as follows:

             Section 1.04. CHARACTER OF BUSINESS: The business of the Partnership shall be to conduct a research and development program so as to develop, clinically test, manufacture and market (after having received all necessary United States and foreign governmental approvals) a timed release periodontal pocket treatment for effective delivery of (i) sanguinarine or other benzophenanthridine alkaloids,
         (ii) doxycycline, or (iii) a Perio Product without an active agent, to the gingival pocket to treat periodontal disease and to own, license or sell such treatment and the technology related thereto.

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         (b) A new Section 5.06 shall be added as follows:

             Section 5.06. ROYALTIES AND SALES. The Partnership and the General Partner shall share in all royalties and any proceeds from the sale of rights related to the Perio Product on a percentage basis representing the ratio of the total costs, including, but not limited to all costs for testing, development and securing regulatory approval, if ever, of the Perio Product to the amount that each party has contributed ("Percentage Contribution") through the date of such regulatory approval. For the purposes of this Section 5.06, the Limited Partners shall be credited with $10,350,000, the amount raised in the initial public offering of the Partnership, in determining its Percentage Contribution.

         (c) The appropriate provisions of the Amended and Restated Agreement are hereby amended to the extent necessary to take into effect the amendments set forth in this Amendment No. 1, as more fully described and set forth in the Proposal section of the Proxy Statement, a copy of which is attached hereto as Exhibit A and made part hereof.

     3. OTHER AGREEMENTS. Except as modified hereby or to conform to the provisions of the Proposal, the Amended and Restated Documents shall remain in full force and effect in accordance with its terms.

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    IN WITNESS WHEREOF, the parties hereto have executed this Amendment No. 1 as of the date first above written.

                                   GENERAL PARTNER:

                                   ATRIX LABORATORIES, INC.

                                   By:  /s/ Dr. G. Lee Southard
                                      ---------------------------
                                            Dr. G. Lee Southard, President

                                   LIMITED PARTNERS:

                                   By:  Atrix Laboratories, Inc.,
                                         their Attorney-in-Fact

                                         ATRIX LABORATORIES, INC.

                                         By:  /s/ Dr. G. Lee Southard
                                            --------------------------------
                                                  Dr. G. Lee Southard, President

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